QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.4

17 April, 2003

Prudential plc, Laurence Pountney Hill, London, EC4R 0HH	Your reference Our reference SDXW/JZZA Direct line 020 7090 3247

Dear Sirs,

Prudential plc (the "Company")
Senior Debt Securities ("Senior Debt Securities") and
Subordinated Debt Securities ("Subordinated Debt Securities")
(together the "Debt Securities") to be issued under the U.S.$2,000,000,000
U.S. Registered Shelf Facility (the "Facility")

        We have acted as English solicitors to the Company in relation to the Facility. This letter is delivered to you in connection with a registration statement on Form F-3 (the "Registration Statement") which is being filed on 17 April, 2003 with the United States Securities and Exchange Commission by the Company under the United States Securities Act of 1933, as amended (the "Securities Act") and which relates to the offer and sale of the Debt Securities.

        We hereby consent to the reference to our firm under the heading "Limitations on Enforcement of U.S. Laws Against Us, our Management and Others" in the prospectus that forms part of the Registration Statement (the "Prospectus") to which this consent is an exhibit without admitting that we are experts under the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement.

        We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statements of opinion in the Registration Statement and/or the Prospectus or whether any material facts have been omitted from any of them.

Yours faithfully,

/s/ SLAUGHTER AND MAY Slaughter and May

QuickLinks

  Exhibit 23.4